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                                  BRADLEES, INC.                       Exhibit 20
                          FOURTH QUARTER RESULTS VS. PLAN              Page 1 of 2
                                   (Unaudited)
                                  (In Millions)
                                             Fourth Quarter 1999              Fiscal Year 1999

                                          Actual   Plan* | Last Year|    Actual      Plan*   | Last Year
                                                         |          |                        |
INCOME SUMMARY:                          ----------------|----------|------------------------|------------
 Total Owned Sales                        $465.6  $449.2 | $429.1   |   $1,486.5    $1,385.5 |  $1,330.9
 Food Service Sales                          1.7     1.8 |    1.7   |        6.7         6.7 |       6.3
 Leased Department Sales                    12.4    12.2 |   11.1   |       47.8        45.3 |      43.9
                                         ----------------|----------|------------------------|------------
 Total Sales                               479.7   463.2 |  441.9   |    1,541.0     1,437.5 |   1,381.1
                                                         |          |                        |
 Gross Margin                              136.9   131.3 |  122.1   |      448.7       415.6 |     393.1
 Gross Margin % (based on owned sales)      29.4%   29.2%|   28.5%  |       30.2%       30.0%|      29.5%
                                                         |          |                        |
 SG&A Expenses                            (108.9) (103.2)|  (92.3)  |     (416.4)     (388.4)|    (373.2)
 Emergence-Related Provision (a)               -       - |   (4.4)  |          -           - |      (4.4)
 Other Income                                3.7     3.7 |    3.2   |       13.8        12.9 |      12.5
 Loss on Disposition of Properties             -       - |      -   |          -           - |      (0.2)
                                         ----------------|----------|------------------------|------------
 EBITDA (Loss)                              31.7    31.8 |   28.6   |       46.1        40.1 |      27.8
                                         ----------------|----------|------------------------|------------
 Depreciation & Amortization Expense        (6.6)   (6.9)|   (7.9)  |      (27.7)      (29.3)|     (32.2)
 Interest and Debt Expense                  (7.3)   (7.5)|   (4.4)  |      (29.1)      (30.7)|     (16.4)
 Reorganization Items                          -       - |   (7.1)  |        0.7           - |      (4.6)
 Cumulative Effect of Accounting Change        -       - |      -   |       (0.6)          - |
 Fresh-Start Revaluation                       -       - | (108.4)  |          -           - |    (108.4)
 Extraordinary Gain on Debt Discharge        1.2       - |  419.7   |        1.2           - |     419.7
                                         ----------------|----------|------------------------|------------
 Net Income (Loss)                         $19.0   $17.4 | $320.5   |      ($9.4)     ($19.9)|    $285.9
                                         ===========================|========================|============
BALANCE SHEET SUMMARY:                                                                       |
 Cash and Cash Equivalents                                                  $9.8        $8.5 |      $9.5
 Inventories                                                               248.2       222.1 |     232.3
 Other Current Assets                                                       21.4        19.3 |      22.0
                                                                      -----------------------|-----------
          Total Current Assets                                             279.4       249.9 |     263.8
 Net Fixed Assets                                                          114.9        98.7 |     103.4
 Long-Term Assets                                                           79.0        90.5 |      96.6
                                                                      -----------------------|-----------
           Total Assets                                                   $473.3      $439.1 |    $463.8
                                                                      =======================|===========

 Accounts Payable                                                         $143.1      $111.1 |    $119.3
 Revolver Borrowings                                                       129.9       127.1 |     114.4
 Other Current Liabilities                                                  34.3        30.7 |      37.9
                                                                      -----------------------|-----------
          Total Current Liabilities                                        307.3       268.9 |     271.6
 Long-Term Capital Lease Obligations                                        26.1        23.6 |      25.3
 Lease Financing Obligation                                                 17.5           - |         -
 Convertible Notes Payable                                                     -        29.0 |      29.0
 Unfavorable Lease Liability                                                45.2        45.9 |      44.6
 Other Long-Term Liabilities                                                30.7        36.6 |      38.3
                                                                                             |
 Common Stock                                                               55.9        55.0 |      55.0
 Accumulated Deficit                                                        (9.4)      (19.9)|         -
                                                                      -----------------------|-----------
          Total Stockholders' Equity                                        46.5        35.1 |      55.0
                                                                      -----------------------|-----------
           Total Liabilities and Stockholders' Equity                     $473.3      $439.1 |    $463.8
                                                                      ===================================

* Plan amounts are from the Form 8-K dated April 1, 1999. (a) Allowed to be excluded from EBITDA calculation per bank agreement in fiscal year 1998.

NOTE:  EBITDA means, for any period, all as determined in accordance with generally accepted accounting principles (GAAP), the net income or net loss for such period, plus (to the extent taken into account in determining such net income or net loss) (a) the sum of (i)
depreciation and amortization expense, (ii) provision for LIFO adjustment, (iii) net total Federal, state and local income tax expense,  (iv) gross interest expense for such period less gross interest income for such period, (v) any non-recurring charge or restructuring charge which in accordance with GAAP is excluded from operating income,
(vi) the cumulative effect of any change in accounting  principles, (vii) extraordinary losses and (viii) "Chapter 11 expenses" as shown on the statement of income for such period, minus (b) extraordinary gains, and plus (c) the amount of cash received (and minus the amount of cash expended) in such period in respect of any amount which, under clause (v) above, was taken into account in determining EBITDA for such or any prior period.

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